Exhibit 10.56

2006 Named Executive Officer Base Compensation

and Short-Term Incentive Targets

2006 Base Salary and Short-Term Incentive Targets. The Compensation Committee approved base salaries and short-term incentive targets for certain executive officers for 2006 as follows: Vance N. Booker, Senior Vice President, Administration - $350,000 and 55% respectively, and James R. Harris, Senior Vice President and Philippines Region Head - $275,000 and 50%, respectively. The base salaries and short-term incentive targets of Mirant’s other executive officers are set forth in their employment agreements and no changes have been made at this time.